Exhibit 99.1

             Press Release Announcing Retirement of Martin A. White










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                  MDU Resources CEO and Chairman White Retires

BISMARCK, N.D. - Aug. 17, 2006 -- MDU Resources Group, Inc. (NYSE:MDU) announced today the retirement of Martin A. White, chairman and chief executive officer. Harry J. Pearce was elected chairman of the board. Terry D. Hildestad was named president and chief executive officer for the corporation and also was named to the board.

"Martin has done an outstanding job in leading MDU Resources through a time of unprecedented growth and financial success," said Pearce. "When he was elected CEO of MDU Resources in 1997, revenues were about $607 million and earnings were at $54 million. Revenues last year were $3.5 billion and earnings were $274.4 million. Martin would be the first person to credit his management team and his employees for this success, but his strong leadership, unwavering integrity and commitment to the corporation's vision statement are truly what made everything come together."

White joined MDU Resources as vice president of corporate development in 1991 and advanced to senior vice president of corporate development. He was named president and CEO of MDU Resources in 1997 and chairman of the board in 2001. Before joining MDU Resources, he founded a consulting company and established a South American mining venture. Prior to that he worked for 22 years for an energy company based in Montana, eventually managing its mining, oil production, technology and real estate subsidiaries. He received a bachelor's degree in mathematics and economics from Montana State University and attended Harvard University's Advanced Management Program and Senior Executive Update.

Forbes Magazine named MDU Resources the best-managed utility company in the nation in 2003, and in 2004 White was named one of the Four Best Executives in the country at the Second Annual American Business Awards. He received North Dakota's Governor's Choice for Economic Development Ambassador of the Year Award in 2004 and the Greater North Dakotan award in 2005. White is chairman of the North Dakota Economic Development Foundation and the Bismarck-based University of Mary's Board of Trustees, serves on the Plum Creek Timber Co. board and the 1st Interstate Bank board. He is currently serving as co-chairman of the United Way Campaign. He also has served as chairman of the executive council of the Conference Board and on the North Dakota Lewis & Clark Bicentennial Foundation Board.



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